[DESCRIPTION] Voting Agreement

                              VOTING AGREEMENT

     THIS VOTING AGENT ("Voting Agreement") dated as of September 10, 1999, by and among WRAPSTERS, INC., a Colorado corporation ("Wrapsters"), NYB FOODS, INC., a Colorado corporation ("NYB"), Robert Palmer ("Palmer"), Clyde E. Culp, III ("Culp"), Thomas E. Metzger ("Metzger"), and William Gallagher ("Gallagher").

     In order to induce the parties hereto to enter into and perform the Share Exchange Agreement dated August 31, 1999, among such parties (the "Agreement"), the parties hereto agree as follows:

     1. Any previous Voting Agreements entered into by the parties to this Agreement, or any of them, are hereby rescinded and revoked.

     2. In connection with the transactions contemplated in the Agreement, Culp, Metzger and Gallagher, majority shareholders of Wrapsters, shall call a meeting of the shareholders and shall vote their shares so that the following shall occur:

          A. The transactions contemplated in the Agreement are approved by the shareholders of Wrapsters, to the extent required by applicable law; and

          B. The Wrapsters' Board of Directors shall consist of five (5) members who, following the acquisition of shares of stock in Wrapsters by Palmer, shall consist of Palmer, Culp, two (2) members designated by Palmer, and one (1) member designated by Culp.

     3. Following the acquisition of shares of stock in Wrapsters by Palmer, Palmer, Culp, Metzger and Gallagher shall vote the shares of Wrapsters now or hereafter owned or controlled by them so as to cause:

          A.   The number of directors on the Board of Directors to be five
(5); and

          B. The election of Palmer, Culp, two (2) members designated by Palmer, and one (1) member designated by Culp, as directors.

     4. Each party shall act in all capacities to cause any transferee of the shares of its stock in Wrapsters to assume the obligations of its or his transferor hereunder.

     5. All certificates for the shares of stock heretofore or hereafter issued to the parties hereto shelf bear substantially the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO
          THE PROVISIONS OF A VOTING AGREEMENT DATED AS OF SEPTEMBER
          10, 1999, A COPY OF WHICH IS ON FILE AT WRAPSTERS' PRINCIPAL OFFICE, AND ANY HOLDER HEREOF IS SUBJECT TO TI3E PROVISIONS OF SUCH VOTING AGREEMENT."

     6. This Agreement and all its provisions shall continue in effect until the earlier of:

          A.   Three (3) years from the date hereof; or

          B. The consummation of an underwritten public offering of the securities of Wrapsters pursuant to a Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where the aggregate sales price of such securities (before deduction of underwriting discounts and expenses of sale) is not less than $10,000,000.00.

     7. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

     8. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

     9. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                              WRAPSTERS, INC.


Clyde E. Culp, III            By:
                              Title:

Robert Palmer                 NYB FOODS, INC.
                              By:
                              Title:


Tomas E. Metzger


William Gallagher